News from
Arch Coal, Inc.
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                                    David G. Todd                Deck S. Slone
                                   Vice President                      Manager
                                 External Affairs           Communications and
                                   (304) 526-3755               Public Affairs
                                                                (314) 994-2717

                                                         FOR IMMEDIATE RELEASE
                                                                March 23, 1998


ARCH COAL TO ACQUIRE
ATLANTIC RICHFIELD'S DOMESTIC COAL OPERATIONS

         St. Louis, MO-- Arch Coal, Inc. (NYSE:ACI) announced today that it has signed an agreement to acquire Atlantic Richfield's Colorado and Utah coal operations and to simultaneously combine the acquired operations and its Wyoming operations with ARCO's Wyoming operations in a new joint venture to be known as Arch Western Resources LLC, which will be 99% owned by Arch Coal and 1% owned by Atlantic Richfield. The transaction is valued at approximately $1.14 billion. Arch Coal will manage the joint venture.
         Through its ownership of Arch Western Resources, Arch Coal will add a powerful presence in western U.S. low-sulfur compliance coal to its leading low-sulfur coal production position in the eastern United States. Overall, Arch Coal will become the second largest U.S. coal producer with annual coal sales of close to 110 million tons, or roughly 10% of the nation's coal supply, and annual revenues of nearly $2 billion.
         "With the completion of this transaction, Arch Coal will become the nation's premier producer of low-cost, low-sulfur coal - one that can and will compete aggressively in virtually every major U.S. coal market," said Steven F. Leer, Arch Coal's president and chief executive officer. "ARCO operates some of the largest and most productive mines in the western United States. Arch Coal is the leading producer of low-sulfur coal in the eastern United States. In combining these operations, we will be creating a national coal company that is strategically positioned to supply the changing needs of electric utilities as they seek to meet the nation's growing demand for electricity; prepare to compete in a deregulated marketplace; and comply with the implementation of Phase II of the Clean Air Act in the year 2000."

         All of ARCO's domestic coal production is compliance coal, which means that it meets the sulfur dioxide emissions requirements of Phase II of the Clean Air Act. Atlantic Richfield's U.S. coal operations include Thunder Basin Coal Company, LLC; Mountain Coal Company; and a 65% interest in Canyon Fuel Company LLC.

        - Thunder Basin operates the Black Thunder and Coal Creek mines in the Powder River Basin of Wyoming. Black Thunder is the nation's largest coal mine with 1997 production of 37.7 million tons of low-sulfur compliance coal. Coal Creek produced 2.9 million tons of coal in 1997.

        - Mountain Coal Company operates the West Elk Mine in Colorado. With 1997 production of 5.6 million tons of low-sulfur compliance coal, West Elk is a highly productive longwall mine in the Mountain Bituminous Region.

        - Canyon Fuel Company LLC produced 10.6 million tons of low-sulfur coal from three mines in Utah during 1997.

         In 1997, ARCO's U.S. coal operations, including its 65% interest in Canyon Fuel Company LLC, generated revenues of $537 million and after-tax operating income of $51 million on the sale of 53.2 million tons of low-sulfur coal. ARCO's domestic coal reserves are estimated at 1.3 billion tons.
         In 1997, on a pro forma combined basis with Ashland Coal, Arch Coal generated revenues of $1.4 billion on the sale of 52.9 million tons of coal. Arch Coal and Ashland Coal merged on July 1, 1997. Excluding a one-time merger-related charge, Arch Coal had pro forma operating income of $111.0 million and net income of $75.5 million. Arch Coal's domestic coal reserves are estimated at 2.1 billion tons.
         "We believe this acquisition will create substantial long-term value for the shareholders of Arch Coal," Leer said. "With the addition of ARCO's U.S. coal operations, Arch Coal will become a leading producer of low-sulfur coal in each of the nation's three growing coal-producing basins
- Central Appalachia, the Powder River Basin and the Mountain Bituminous Region. Together Arch Coal and the joint venture will be able to provide the nation's electric utilities with a full range of U.S. coal products from a geographically diverse network of mines served by every major transportation system for U.S. coal."

         The remaining interest in Canyon Fuel Company is owned by ITOCHU Coal International, Inc., an affiliate of ITOCHU Corporation of Japan. "We are looking forward to building a strong relationship with our future partner in Canyon Fuel Company and working with them to maximize the value of this asset," Leer said. "I will be visiting with ITOCHU in the next few weeks to personally express this desire."
         The transaction will be accounted for as a purchase by Arch Coal and the joint venture's results will be consolidated with those of Arch Coal. The transaction should be accretive to cash flow immediately. It is expected to be accretive to earnings on a per share basis within 18 months.
         "A key financial benefit of this acquisition is its impact on our cash flow," Leer said. "Arch Coal already generates strong levels of cash flow, with earnings before interest, taxes, depreciation and depletion of nearly $300 million in 1997. The addition of ARCO's U.S. operations will further enhance our ability to generate cash, enabling us to pay down debt quickly and provide funds for continued growth in an industry that continues to consolidate rapidly."
         "This acquisition represents a very strong fit between the premier low-sulfur coal producer in the eastern United States and a premier low-sulfur coal producer in the western United States," Leer said. "The ARCO properties match well with Arch Coal's expertise in large-scale surface mining and longwall operations. In addition, the opportunities for cost savings and synergies are great."
         "Another valuable asset we are gaining are the men and women of ARCO Coal. The two companies share many similarities in management structure and style. I believe the ARCO Coal personnel share our passion for safe, low-cost operations; environmental stewardship; and the creation of shareholder value."
         The transaction is expected to close sometime in the second quarter of 1998. Consummation of the transaction is conditioned upon obtaining all necessary governmental and regulatory consents and other customary conditions. The boards of Arch Coal and ARCO have approved the transaction.
         "The consummation of this transaction will mark the end of a very exciting nine-month period for Arch Coal," Leer observed. "In July we concluded our merger with Ashland Coal. The integration of that merger has been smooth and efficient. We have succeeded in bringing over $20 million in annual pre-tax synergies to the bottom line. When this transaction closes, we will have effectively quadrupled the company's coal production and nearly tripled its revenues in less than one year. Our management team and employees are excited and look forward to quickly and effectively integrating the ARCO operations into Arch Coal."
         Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Arch Coal, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, changes in local or national economic conditions, and other risks detailed from time to time in the Company's SEC reports filed with the SEC, including quarterly reports on Form 10-Q, reports of Form 8-K, and annual reports on Form 10-K.
         Arch Coal and its independent operating subsidiaries are engaged in the mining, processing, and sale of coal, which they market to electric utilities in the eastern and midwestern United States and abroad.